UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Buckeye Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Buckeye Technologies Inc.

P.O. Box 80407

1001 Tillman Street

Memphis, Tennessee 38108-0407

September 25, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Buckeye Technologies Inc. to be held on Wednesday, November 5, 2008 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee.

With this letter we have enclosed a copy of our Annual Report for the fiscal year ended June 30, 2008, Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card. These materials provide further information concerning our Annual Meeting. If you would like another copy of the Annual Report, please send your request to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, and one will be mailed to you. It is also available on our Internet site at www.bkitech.com.

At this year’s Annual Meeting, the agenda includes the election of directors and a proposal to ratify the appointment of our independent audit firm. The Board of Directors recommends that you vote FOR election of the nominees for directors and FOR ratification of appointment of the independent audit firm. Members of the Board of Directors, our executive officers and representatives from our independent audit firm will be present at the Annual Meeting to answer any questions you may have.

It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person. Also, registered and most beneficial stockholders may vote by telephone or through the Internet. Instructions for using these convenient services are explained on the enclosed proxy card. Your vote is very important. I urge you to vote your proxy as soon as possible.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

John B. Crowe Chairman and Chief Executive Officer

Buckeye Technologies Inc.

P.O. Box 80407

1001 Tillman Street

Memphis, Tennessee 38108-0407

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 5, 2008

The regular annual meeting of stockholders of Buckeye Technologies Inc. will be held on Wednesday, November 5, 2008 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee, for the following purposes:

1.	Election of Directors. To elect three Class I directors to serve until the 2011 annual meeting of stockholders;
2.	Ratification of Auditors. To ratify the selection of Ernst & Young LLP as Buckeye’s independent audit firm for fiscal year 2009; and
3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only those stockholders of record at the close of business on September 12, 2008 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 39,148,277 shares of common stock were outstanding. Each share entitles the holder to one vote.

This Proxy Statement is being sent, beginning approximately September 25, 2008, to all stockholders of record at the close of business on September 12, 2008, the record date fixed by our Board of Directors.  We have enclosed with this Proxy Statement a copy of our Annual Report. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not incorporated into, and should not be deemed part of, this Proxy Statement.

By Order of the Board of Directors

Sheila Jordan Cunningham

Senior Vice President,

General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. Registered and most beneficial stockholders may also vote via telephone or through the Internet.

TABLE OF CONTENTS

Page No.

General Information	1
Voting Matters	3
Proposal 1 — Election of Directors	6
Governance of the Company	11
Proposal 2 — Ratification of the Appointment of the Independent Audit Firm	16
Report of the Audit Committee of the Board	18
Security Ownership of Certain Beneficial Owners and Management	19
Compensation Discussion and Analysis	21
Compensation Committee Report on Executive Compensation	34
Summary Compensation Table	35
Grants of Plan-Based Awards	36
Outstanding Equity Awards at Fiscal Year-End	37
Option Exercises and Stock Vested	38
Potential Payments Upon Termination or Change in Control	39
Director Compensation	43
Compensation Committee Interlocks and Insider Participation	44
Equity Compensation Plan Information	45
Section 16(a) Beneficial Ownership Reporting Compliance	45

Buckeye Technologies Inc.

P.O. Box 80407

1001 Tillman Street

Memphis, Tennessee 38108-0407

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of Buckeye Technologies Inc. for the Annual Meeting of Stockholders to be held at 5:00 p.m., Central Time, on Wednesday, November 5, 2008. A form of proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about September 25, 2008.

We refer to our company throughout this document as “we,” “us,” the “Company” or “Buckeye.” In addition, throughout this document, “2009” refers to our fiscal year ending June 30, 2009, “2008” refers to our fiscal year ended June 30, 2008, and “2007” refers to our fiscal year ended June 30, 2007, and “2006” refers to our fiscal year ended June 30, 2006.

What is the date and time of the Annual Meeting?

The Annual Meeting is scheduled to be held on Wednesday, November 5, 2008, 5:00 p.m., Central Time.

Where is the Annual Meeting being held?

The Annual Meeting is being held at our corporate headquarters, 1001 Tillman Street, Memphis, Tennessee.

Why am I receiving this document?

You are receiving this document because you were one of our stockholders of record on September 12, 2008, the record date for our 2008 Annual Meeting. We are sending this document and the form of proxy card to solicit your proxy to vote upon certain matters at the Annual Meeting.

What is a proxy?

It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs to prepare this document and solicit my proxy?

We will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our board of directors (the “Board”). In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. We may incur the fees and expenses of hiring the services of a solicitation agent in connection with this proxy solicitation to the extent we determine that engaging a solicitation agent is in the best interest of the Company.

Who may attend the Annual Meeting?

Only stockholders, their proxy holders and our invited guests may attend the meeting. If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your ownership as of September 12, 2008 so that we may verify your stockholder status and have you check in at the registration desk for the meeting. For security reasons, we also may require photo identification for admission.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Buckeye Technologies Inc. and where is it located?

We are a leading manufacturer and marketer of specialty fibers and nonwoven materials. We are headquartered in Memphis, Tennessee, USA, and currently operate facilities in the United States, Germany, Canada and Brazil. Our products are sold worldwide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors.

Where is our common stock traded?

Our common stock is traded and quoted on the New York Stock Exchange (the “NYSE”) under the symbol “BKI.”

VOTING MATTERS

What am I voting on?

You will be asked to vote on the following:

•	the election of three directors; and
•	the ratification of the appointment of our independent audit firm for 2009.

Who is entitled to vote?

You may vote if you were the record owner of shares of our common stock at the close of business on September 12, 2008. Each share of common stock is entitled to one vote. As of September 12, 2008, there were 39,148,277 shares of our common stock outstanding. A list of our stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the Annual Meeting.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the two matters described above. Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the Company by the stockholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How can stockholders make proposals for the 2008 Annual Meeting?

Our bylaws require that stockholders’ proposals intended to be presented at the 2008 Annual Meeting must be received in writing by our Secretary not fewer than 60 days nor more than 90 days prior to the 2008 Annual Meeting, in the form set forth in the bylaws, for inclusion in the Proxy Statement and form of proxy relating to that meeting.

How do I vote?

You may choose one of the following ways to vote:

Vote by Internet: You can choose to vote your shares at any time using the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offer access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. We do not charge any separate fees for access to our Internet site. If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone: You can also vote by telephone at any time by calling the toll-free number (for residents of the United States) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by telephone, you do not need to return your proxy card.

Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then sign, date and return it to us, before the Annual Meeting, in the postage pre-paid envelope provided. We will then vote your shares as you direct.

In addition to voting by proxy, you may vote in person at the Annual Meeting. However, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by proxy even if you plan to be present at the Annual Meeting.

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your proxy card is signed but does not contain specific instructions, your proxy will be voted: “FOR” all of the directors nominated and “FOR” ratification of Ernst & Young LLP as our independent audit firm the fiscal year ending June 30, 2009.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Secretary at or before the Annual Meeting;
•	provide our Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting; or
•	attend the Annual Meeting and vote in person.

Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

What if I receive more than one proxy card?

Multiple proxy cards mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, and it may be reached at (800) 937-5449.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares. The broker, however, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may exercise discretionary voting power to vote your shares with respect to routine matters, but the broker may not exercise discretionary voting power to vote your shares with respect to “non-routine” items. All of the matters identified in this document to be voted upon at the meeting presently are considered to be “routine” items. In the case of non-routine items, the shares that cannot be voted by your broker would be treated as “broker non-votes.”

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A quorum exists when the holders of a majority of the 39,148,277 shares of our common stock outstanding on September 12, 2008 are present in person or by proxy at the meeting. If we do not have a quorum, we will be forced to reconvene the 2008 Annual Meeting at a future date.

How many votes are needed to elect directors and approve other matters?

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. This means that the three director nominees with the most affirmative votes will be elected. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

The ratification of the appointment of Ernst & Young, LLP as our independent audit firm for the fiscal year ending June 30, 2009 will be approved if the proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all stockholders confidential. Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;
•	in a dispute regarding authenticity of proxies and ballots;
•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or
•	when a stockholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the structure of our Board?

Pursuant to Delaware law, our business, property and affairs are managed under the direction of our Board. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but it is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing reports sent to them regularly and through discussions with our executive officers.

Our Board is divided into three classes, with each class elected for a three-year term. The number of directors that constitutes the Board is fixed from time to time by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, our Board is comprised of nine directors.

Who are the nominees this year?

The Board has nominated the following three persons to serve as Class I Directors: George W. Bryan, R. Howard Cannon and Katherine Buckman Gibson. If elected, each nominee would hold office until the 2011 Annual Meeting of Stockholders or until his or her earlier death, resignation or removal. We anticipate that each of these nominees will be available for election, but if a situation arises in which he or she is unavailable, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise.

What is the background of the directors?

Information about the three individuals nominated as directors and the remaining members of the Board is provided below.

Nominees for Election as Class I Directors (Terms expiring 2011)

George W. Bryan, age 64, has been a director of Buckeye since April 2001. Mr. Bryan served as Chief Executive Officer of Sara Lee Foods from 1998 until his retirement in 2000 and as a Senior Vice President of the Sara Lee Corporation between 1983 and 1998. Mr. Bryan is a director of Regions Financial Corp.

R. Howard Cannon, age 46, a private investor, has been a director of Buckeye since 1996. Mr. Cannon resigned from service as an officer of Buckeye in April 2005 to pursue other interests. From April 2003 to April 2005, he served as Senior Vice President, Wood Cellulose. Mr. Cannon was Vice President, Nonwovens Sales from August 2000 to April 2003 and was Manager, Corporate Strategy from November 1999 to August 2000. Before assuming a position with Buckeye, he was President of Dryve, Inc., a company which at one time consisted of 33 dry cleaning operations, a position he had held since 1987. He is co-trustee of the Cannon Family Trust.

Katherine Buckman Gibson, age 46, has been a director of Buckeye since August 2004. Since April 2000 she has been Chairman of the Board of Bulab Holdings, Inc., the parent company of Buckman Laboratories. From May 1993 to May 2001, she served as Secretary of Buckman Laboratories and as Vice President-Legal from 1994 to 2001. She currently serves as Vice Chairman of Buckman Laboratories.

Incumbent Directors – Class II Directors (Terms expiring 2009)

Red Cavaney, age 65, has been a director of Buckeye since 1996. Since October 1997 he has served as President and Chief Executive Officer of the American Petroleum Institute. He was President, Chief Executive Officer and a director of the American Plastics Council from 1994 to 1997 immediately following service as President of the American Forest & Paper Association and President of its predecessor, the American Paper Institute. He is a past Chairman of the American Society of Association Executives and the current Chairman of the American Council on Capital Formation.

John B. Crowe, age 61, has been a director of Buckeye since August 2004. Since July 2006 he has served as Chairman of the Board and Chief Executive Officer of Buckeye. From April 2003 through June 2006 he served as President and Chief Operating Officer of Buckeye. He was Senior Vice President, Wood Cellulose from January 2001 to April 2003. He joined Buckeye in December 1997 and was Vice President, Wood Cellulose from January 1998 to January 2001. Prior to joining Buckeye, he was Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. from 1994 to 1997. He was Vice President and Site Manager of Flint River Operations, a subsidiary of the Weyerhaeuser Company from 1992 to 1994. From 1979 to 1992, he served in numerous positions with the Procter & Gamble Company.

David B. Ferraro, age 70, a private investor, has been a director of Buckeye since March 1993. From April 2003 through June 2006 he served as Chairman of our Board and our Chief Executive Officer and retired from the Company in September 2006. From March 1993 to April 2003 he was President and Chief Operating Officer of Buckeye. He was Manager of Strategic Planning of The Procter & Gamble Company from 1991 through 1992. He served as President of Buckeye Cellulose Corporation, then a subsidiary of Procter & Gamble, from 1989 through 1991, as its Executive Vice President and Manager of Commercial Operations from 1987 through 1989, and as its Comptroller from 1973 through 1986.

Incumbent Directors – Class III Directors (Terms expiring 2010)

Lewis E. Holland, age 65, has been a director of Buckeye since September 2005. Since November 2001, Mr. Holland has been President of Henry Turley Company, a real estate company specializing in development of urban communities. He previously served as Vice Chairman and Chief Financial Officer and also head of ancillary businesses at National Commerce Bancorporation from 1994 until July 2001. From 1989 to 1994, Mr. Holland was a partner with the accounting firm of Ernst & Young LLP where he managed the Memphis audit staff.

Kristopher J. Matula, age 46, has been a director of Buckeye since April 2007. Since July 2006 he has served as President and Chief Operating Officer of Buckeye. From October 2003 through June 2006 he served as Executive Vice President and Chief Financial Officer of Buckeye. He was Senior Vice President of several different Buckeye divisions from July 1997 to October 2003. Prior to joining Buckeye in 1994, he held various positions with Procter & Gamble and General Electric.

Virginia B. Wetherell, age 61, has been a director of Buckeye since May 2006. Currently she serves as President of Wetherell Consulting, Inc. From 1991 to 1998 she served as Secretary to the Florida Department of Environmental Protection. From 1988 to 1991 she served as the Deputy Director to the Florida Department of Natural Resources. From 1982 to 1988 she served as a State Representative to the Florida House of Representatives.

How are our directors compensated?

Board Fees

Directors who are employees of Buckeye are not entitled to receive any fees for serving as directors. Effective with the approval of the 2007 Omnibus Incentive Compensation Plan at our November 1, 2007 Annual Stockholders Meeting, directors who are not our employees receive the following annual director and committee fees, for which cash components are payable in equal quarterly installments:

Types of Compensation	Amount
Board Retainer

$40,000 cash annually and restricted stock having a value of $30,000 as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period

Board Meeting Fees	None
Committee Meeting Fees

None if committee meeting is held in conjunction with regularly scheduled quarterly board meeting;

$1,000 per meeting when meeting is not held in conjunction with regularly scheduled quarterly board meeting (effective October 16, 2007)

Service Fees:
Presiding Director	$5,000 annually (effective August 8, 2007)
Audit Committee Chair	$10,000 annually
Audit Committee Member	$5,000 annually
Other Committee Chair	$5,000 annually
Other Committee Member	$2,500 annually

For the portion of our 2008 Fiscal Year prior to the approval of the 2007 Omnibus Incentive Compensation Plan, directors who are not our employees received the following annual director and committee fees, payable in equal quarterly installments:

Types of Compensation	Amount
Board Retainer	$40,000 annually
Board Meeting Fees	None
Committee Meeting Fees	None
Service Fees:
Presiding Director	$10,000 annually ($5,000 annually effective August 8, 2007)
Audit Committee Chair	$10,000 annually
Audit Committee Member	$5,000 annually
Other Committee Chair	$5,000 annually
Other Committee Member	$2,500 annually

2007 Omnibus Incentive Compensation Plan

Under the 2007 Omnibus Incentive Compensation Plan, we granted each director 1,782 shares of restricted stock in November 2007 at the fair market value on the date of grant, or $16.83 per share. This restricted stock vests at the rate of one-third per year, commencing one year from the date of grant.

The restrictions applicable to the restricted stock also lapse upon the first to occur of the following events, subject to the director’s continued service as a member of the Board:

•	the date the director completes his or her service as a member of the Board provided that the director completes the term of office to which he or she was elected or appointed;

•	termination of service as a member of the Board as a result of the director’s disability;

•	termination of service with the Board as a result of death; or

•	a change in control of Buckeye.

Should a director’s service to Buckeye terminate for any reason other than expiration of his or her term of office, death, disability or a change in control, before any portion of the director’s restricted stock award vests, then the unvested portion of the director’s award is forfeited with no further compensation due to the director. If a director is terminated as a member of the Board for cause, the director’s entire restricted stock award (including, to the extent possible, any vested shares of restricted stock) is forfeited with no further compensation due to the director.

Deferred Compensation Plan for Non-Employee Directors

Prior to October 16, 2007, non-employee directors could elect to receive payment of all or a portion of their directors’ fees in shares of the Company’s common stock pursuant to Buckeye’s Deferred Compensation Plan for Non-Employee Directors. The Deferred Compensation Plan for Non-Employee Directors was terminated October 16, 2007. Prior to termination of that plan, only one director had an interest in an account under this deferred compensation plan.

Under the Deferred Compensation Plan for Non-Employee Directors each non-employee director also had the opportunity to defer voluntarily receipt of his or her director’s fees pursuant to the plan into either an interest bearing account or a common stock unit account. Amounts deferred into a common stock unit account were payable in cash, in a lump sum payment or installment payments, in an amount equal to the number of shares of common stock that could have been purchased on the open market at the time of the deferral multiplied by the fair market value of the common stock at the time of distribution.

Amended and Restated Formula Plan for Non-Employee Directors

Prior to May 15, 2006, non-employee directors received (i) an initial grant of an option to purchase 10,000 shares of common stock upon election or appointment to the Board if not appointed or elected at an annual meeting, and (ii) a grant of an option to purchase 10,000 shares of common stock on the date of each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Amended and Restated Formula Plan for Non-Employee Directors (“Formula Plan”), under which these options were granted, expired on May 15, 2006, and no additional options may be granted under the Formula Plan.

Pursuant to the Formula Plan, options were granted with an exercise price equal to the fair market value of the common stock on the date of grant. Under the Formula Plan, each option issued on the date of an annual meeting became fully exercisable on the first anniversary of its issuance or the next regularly scheduled annual meeting of stockholders, whichever occurred first. Each option issued on a date other than the date of an annual meeting of stockholders became fully exercisable on the first anniversary of its issuance. Upon the termination of a non-employee director’s tenure as a result of death or disability, all unvested options granted pursuant to the

Formula Plan will vest and remain exercisable for one year. Upon the termination of a non-employee director’s tenure for any other reason, all unvested options will expire immediately and vested options will expire 90 days after the date of termination.

Effective August 8, 2006, to replace the benefits that had been granted under the Formula Plan, the Non-Employee Directors Compensation Committee elected to grant each director additional cash compensation in the amount of $20,000 (i) at the time the director is appointed or elected to the Board if not appointed or elected at an annual meeting and (ii) at each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Board encouraged each director to invest this component of compensation in Buckeye’s common stock. Upon the approval of the 2007 Omnibus Incentive Compensation Plan the 2007 Annual Meeting, awards of stock options and restricted stock again became available for grant to the non-employee directors and the practice of paying $20,000 additional cash compensation was terminated.

Other Benefits

Our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Are there stock ownership guidelines for directors?

In April 2008 the Board adopted stock ownership guidelines for non-employee directors. The guidelines require each non-employee director to own Company stock equal to three times the director’s annual cash retainer. For the purpose of these guidelines, stock ownership includes shares over which an individual has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. Directors have five years from the later of the date the Board adopted the guidelines and the date elected or appointed to the Board to accumulate the required stock ownership.

Are there any relationships between our directors and our executive officers?

There are no family relationships between or among any of our directors and executive officers.

How many votes are needed to elect directors?

The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is necessary for the election of directors (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

GOVERNANCE OF THE COMPANY

What is corporate governance and how do we implement it?

Corporate governance is a set of rules established by the Company to ensure that its directors, executive officers and employees conduct the Company’s business in a legal, impartial and ethical manner. Our Board has a strong commitment to sound and effective corporate governance practices. The Company’s management and our Board have reviewed and continue to monitor our corporate governance practices in light of Delaware corporate law, U.S. federal securities laws and the listing requirements of the NYSE.

What documents establish and implement our corporate governance practices?

The Code of Business Conduct and Ethics, Code of Ethics for Officers and Key Financial Managers, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were adopted by the Company for the purpose of increasing transparency in our governance practices as well as promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and promoting compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

The Code of Business Conduct and Ethics applies to the members of our Board, our Chief Executive Officer and our senior financial officers as well as all other officers and employees. It provides that any waiver of this code may be made only by the Board. Any waiver in favor of a director or executive officer is publicly disclosed. We disclose amendments to, and waivers from, the Code of Business Conduct and Ethics, if any, on our website, www.bkitech.com.

Where can I access the Company’s corporate governance documents?

The Company’s Code of Business Conduct and Ethics, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee may be accessed at the Investor Relations tab of our website, www.bkitech.com. In addition, any stockholder or other interested party may request, without charge, a copy of the Company’s corporate governance documents by submitting a written request for any of such materials to: Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary.

How often did the Board meet in 2008?

The Board held four meetings during 2008. Directors are expected to attend each meeting of the Board and each meeting of those Committees on which they serve. In addition to meetings, the Board and its Committees review and act upon matters through written consent procedures. All of the directors attended 75% or more of the total number of meetings of the Board and those Committees on which they served during the last fiscal year.

We adopted a policy for attendance by the Board at our stockholder annual meetings which encourages directors, if practicable and time permitting, to attend our stockholder annual meetings. Two of our directors attended the Annual Meeting of Stockholders held on November 1, 2007.

Has the Board appointed a Presiding Director for non-management sessions of the Board?

The Board appointed Mr. Cavaney as the Presiding Director to preside over non-management and executive sessions of the Board effective August 1, 2008, for a one year term. From April 2007 until expiration of his term on August 1, 2008, Mr. Ferraro served as Presiding Director to chair meetings of the Board’s executive sessions of non-management directors. The non-management directors met in executive session at least one time during fiscal year 2008.

What committees have been established by the Board?

The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Non-Employee Director Compensation Committee.

All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent. Effective in April 2008, Mr. Cannon met the requirements to become an independent director. Consequently, effective May 1, 2008, the membership of these three committees was modified. Mr. Cannon joined the Audit Committee and the Nominating and Corporate Governance Committee; Mr. Holland joined the Compensation Committee. Except for the foregoing changes, no other changes were made to the composition of the Committees of the Board during 2008. The following table sets forth the current membership of the Company’s standing committees:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Non-Employee Director Compensation Committee
George W. Bryan		X	X (Chair)
Red Cavaney	X	X (Chair)
R. Howard Cannon	X		X
Katherine Buckman Gibson	X		X
Lewis E. Holland	X (Chair)	X
Virginia B. Wetherell		X	X
John B. Crowe				X
Kristopher J. Matula				X

Who are our independent directors?

In accordance with the NYSE’s listing requirements, the Board has evaluated each of its directors’ independence from the Company and its management based on the NYSE’s definition of “independence.” In its review of each director’s independence, the Board reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent audit firm. The Board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review of the Board and the NYSE’s definition of “independence,” the Board has determined that a majority of the Board is “independent.” The independent directors are Mr. Bryan, Mr. Cavaney, Mr. Cannon, Ms. Buckman Gibson, Mr. Holland and Ms. Wetherell. The Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How can you communicate with the Board?

Stockholders and other interested parties may send communications to the Board or any Committee of the Board by writing to the Board or the Committee at Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will distribute all stockholder and other interested party communications to the intended recipients and/or distribute to the entire Board, as appropriate.

In addition, stockholders and other interested parties may also contact the Presiding Director or the non-management directors as a group by writing to the Presiding Director, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will forward all stockholder and other interested party communications to the Presiding Director who will review and distribute, if addressed to the non-management directors, all stockholder and other interested party communications to the non-management directors as a group.

What are our complaint procedures?

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” Alternatively, complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by our employees confidentially and anonymously by sending them to Chair, Audit Committee, Buckeye Technologies Inc., P.O. Box 22471, Memphis, TN 38122-9998.

What are the responsibilities of the Audit Committee?

The Audit Committee for fiscal year 2009 consists of Mr. Lewis E. Holland (Chairman), Mr. R. Howard Cannon, Mr. Red Cavaney and Ms. Katherine Buckman Gibson, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Our Board has determined that Mr. Holland is an “audit committee financial expert” as such term is defined in the rules of the Securities and Exchange Commission, or the “SEC.”

The Audit Committee met seven times during fiscal year 2008. A copy of the Audit Committee charter is available to our stockholders and other interested parties at the Investor Relations tab on our website at www.bkitech.com and is also available in print to any stockholder or other interested party who makes a request to our Corporate Secretary. Ernst & Young LLP currently serve as our independent audit firm.

The Audit Committee has the authority and responsibility to:

•	hire one or more independent public auditors to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control);
•	discuss with the independent audit firm the results of the annual audit and quarterly reviews;
•	conduct periodic independent reviews of the systems of accounting (including systems of internal control);
•	make reports periodically to the Board with respect to its findings; and
•	undertake other activities described more fully in the section called “Report of the Audit Committee of the Board.

What are the responsibilities of the Compensation Committee?

The Compensation Committee for fiscal year 2009 consists of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Each member of the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee met four times during fiscal year 2008. Our Board adopted a written charter for our Compensation Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to our Corporate Secretary.

The Compensation Committee’s responsibilities include:

•	determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers;
•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans; and
•	other matters that the Board specifically delegates to the Compensation Committee from time to time.

The responsibilities of the Compensation Committee are described in more detail in the section called “Compensation Discussion and Analysis.”

During 2007, the Compensation Committee retained Mercer Human Resources Consulting (“Mercer”) in connection with its periodic review and evaluation of executive compensation. During 2008, the Compensation Committee retained Mercer to provide information and recommendations on various issues, including long-term incentive compensation. During fiscal 2008, the Company’s Chief Executive Officer, along with other members of management, provided recommendations to, and participated in portions of the Compensation Committee’s meetings with respect to the compensation to be received by persons other than themselves.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee for fiscal year 2009 consists of Mr. George W. Bryan (Chairman), Ms. Katherine Buckman Gibson, Mr. R. Howard Cannon and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE.

The Nominating and Corporate Governance Committee met three times during fiscal year 2008. Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.

The Nominating and Corporate Governance Committee has the authority and responsibility to:

•	assist the Board by actively identifying individuals qualified to become Board members;
•	recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to the Board, as appropriate;
•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;
•	lead the Board and each committee of the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; and
•	develop and recommend to the Board and administer the Corporate Governance Guidelines of Buckeye.

When evaluating director candidates, the Committee considers several factors, including the individual’s character, judgment, ethics, integrity, familiarity with our business and whether his or her experience and skills are complementary to our Board and business. The Committee will also consider the candidate’s willingness to devote a sufficient amount of time to perform his or her duties as a director effectively and other relevant factors it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Committee will consider stockholder recommendations for nominees to the Board. Nominations should be submitted to Mr. George W. Bryan, Chairman of the Nominating and Corporate Governance Committee at our corporate headquarters at P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407.

Stockholder recommendations should include the name of the candidate, as well as relevant biographical information. The Committee will consider candidates recommended by stockholders on the same basis as those candidates recommended by the Committee. During the fiscal year ended June 30, 2008, the Committee did not engage any third party to assist it in identifying or evaluating nominees for election to the Board.

Where can I find information on Buckeye’s other executive officers?

For additional information on Buckeye’s executive officers, please refer to the “Executive Officers of the Registrant” section of our annual report on Form 10-K for the fiscal year ended June 30, 2008, which was filed with the SEC on August 27, 2008.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDIT FIRM

Has the Audit Committee selected our independent audit firm for fiscal year 2009?

The Audit Committee has reappointed Ernst & Young LLP as our independent audit firm, to audit and certify our financial statements for the fiscal year ending June 30, 2009. In making the decision to reappoint the independent audit firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Ernst & Young LLP is incompatible with maintaining that firm’s independence.

Is stockholder approval required for the appointment of the independent audit firm for 2009?

Stockholder ratification of the selection of Ernst & Young LLP as our independent audit firm is not required by applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board. However, the Audit Committee and the Board may, in their discretion, still appoint Ernst & Young LLP.

Will representatives of Ernst & Young LLP attend the Annual Meeting?

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

What fees were paid to our independent audit firm in 2008 and 2007?

During fiscal year 2008, Ernst & Young LLP not only acted as the independent audit firm for Buckeye and our subsidiaries (work related to auditing the annual financial statements for fiscal year 2008 and reviewing the financial statements included in our Forms 10-Q) but also rendered on our behalf other services, including tax-related services.

The Audit Committee has the sole authority to pre-approve any non-audit services to be provided by the independent audit firm. The Audit Committee approved 100% of the services reflected in the table below under audit fees, tax fees and all other fees. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services related to the most recent two fiscal years and for other services billed in the most recent two fiscal years.

Type of Service	2008	2007
Audit Fees (1)	$1,266,978	$1,343,061
Tax Fees (2)	288,606	337,694
All Other Fees (3)	—	5,701
Total	$1,555,584	$1,686,456

(1)

Comprised of fees associated with the annual audit of Buckeye’s financial statements, audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of Buckeye’s quarterly reports on Form 10-Q, statutory audits required internationally and other SEC filings.

(2)	Comprised services for tax compliance, tax return preparation, tax advice and tax planning.
(3)	Comprised other miscellaneous services.

Has the Audit Committee determined Ernst & Young LLP’s independence from the Company?

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP and determined that the provision of such services had no effect on Ernst & Young LLP’s independence from the Company.

How does the Audit Committee pre-approve services provided by the independent audit firm?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent audit firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent audit firm is required to report periodically to the Audit Committee regarding the extent of services provided by the independent audit firm in accordance with this pre-approval and all fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

How many votes are needed to ratify the appointment of our independent audit firm for 2009?

Approval of the proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Stockholders (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDIT FIRM FOR FISCAL YEAR 2009.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee for fiscal year 2008 consisted of the following directors:

Director	Served on Audit Committee During the 2008 Fiscal Year
Mr. Red Cavaney	From July 1, 2007 until June 30, 2008
Mr. R. Howard Cannon	From May 1, 2008 until June 30, 2008
Ms. Katherine Buckman Gibson	From July 1, 2007 until June 30, 2008
Mr. Lewis E. Holland	From July 1, 2007 until June 30, 2008 (Chair)

All four directors who served on the Audit Committee in the 2008 fiscal year meet the independence and qualification standards required by the NYSE. The Board determined that Mr. Holland is an “audit committee financial expert,” as defined by SEC rules, for fiscal year 2008. The Audit Committee operates in accordance with its written charter, which was most recently revised in August 2004. A copy of this charter is available on our website at www.bkitech.com.

The Audit Committee monitors and reviews the performance of the independent audit firm and the quality and integrity of Buckeye’s internal accounting, auditing and financial reporting practices.

The Audit Committee has obtained from the independent audit firm, Ernst & Young LLP, a formal written statement describing all relationships between the auditors and Buckeye that might bear on the auditors’ independence. This statement conforms to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also has discussed with the auditors any relationships that may impact their objectivity and independence, and it has considered Buckeye’s payment of fees to the auditors. The Audit Committee confirms that the auditing firm is independent of Buckeye.

The Audit Committee has reviewed and discussed with management Buckeye’s audited financial statements for the year ended June 30, 2008. The Audit Committee also has discussed with the independent audit firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), and with and without management present, discussed and reviewed the results of the independent audit firm’s examination of Buckeye’s financial statements. The Audit Committee also has discussed with the independent audit firm its evaluation of Buckeye’s internal controls and the overall quality of Buckeye’s financial reporting.

Based upon the results of the inquiries and actions discussed above, in reliance upon management and Ernst & Young LLP, and subject to the limitations of its role, the Audit Committee recommended to the Board that Buckeye’s audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2008, for filing with the SEC. The Audit Committee has also recommended the reappointment, subject to stockholder ratification, of the independent audit firm, Ernst & Young LLP.

Audit Committee
Lewis E. Holland, Chairman
R. Howard Cannon
Red Cavaney
Katherine Buckman Gibson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of September 12, 2008 by (A) each person known to own more than 5% of the Company’s shares; (B) each director of the Company and each of the five most highly compensated executive officers; and (C) all directors and executive officers of the Company as a group.

Name		Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

(A)	Barclays Global Investors NA (2)	3,112,439	8.0%
	45 Fremont Street, 17th Floor San Francisco, California 94105
	Dimensional Fund Advisors Inc. (3)	3,285,458	8.4%
	1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
	NewSouth Capital Management, Inc. (4)	2,856,606	7.3%
	1000 Ridgeway Loop Road, Suite 233 Memphis, Tennessee 38120

(B)	Charles S. Aiken (5)	101,543	*
	George W. Bryan (6)	71,782	*
	R. Howard Cannon (7)	315,900	*
	Red Cavaney (8)	71,782	*
	John B. Crowe (9)	356,475	*
	Steven G. Dean (10)	34,498	*
	David B. Ferraro (11)	503,156	1.3%
	Katherine Buckman Gibson (12)	31,782	*
	Lewis E. Holland (13)	31,782	*
	Paul N. Horne (14)	152,216	*
	Kristopher J. Matula (15)	178,868	*
	Virginia B. Wetherell (16)	11,782	*

(C)	All Directors and Executive Officers as a group (17 persons) (17)	2,208,755	5.6%

________________

* Less than 1% of the issued and outstanding our shares of common stock.

(1)

Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 39,148,277 shares issued and outstanding as of September 12, 2008. Options to purchase an aggregate of 1,071,100 shares are exercisable or become exercisable within 60 days of September 12, 2008. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)

Barclays Global Investors NA filed a Schedule 13F-NT with the SEC on July 25, 2008, reporting that it and its affiliates had the sole power to dispose or to direct the disposition of 3,112,439 shares, which constitutes more than 5% of our common stock.

(3)

Dimensional Fund Advisors Inc. filed a Schedule 13F-HR with the SEC on August 1, 2008, reporting that it had the sole power to dispose of or direct the disposition of 3,285,458 shares, which constitutes more than 5% of our common stock.

(4)

NewSouth Capital Management, Inc. filed a Schedule 13F-HR with the SEC on August 15, 2008, reporting that it had the sole power to dispose of or direct the disposition of 2,805,624 shares and the shared power, with the Morgan Keegan Preferred Management Program and the Thomas Weisel Partners LLC Asset Management Program, to dispose of or direct the disposition of 50,982 shares, which in total constitutes more than 5% of our common stock.

(5)

Includes 5,890 shares held in our 401(k) and retirement plans; 18,659 shares of restricted stock issued pursuant to our Restricted Stock Plan; 20,000 shares issuable upon the exercise of options; and 7,558 shares of restricted stock issued pursuant to our 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”).

(6)	Includes 60,000 shares issuable upon the exercise of options granted under our stock plan for non-employee directors; and 1,782 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(7)

Includes 10,000 shares issuable upon the exercise of options. As of September 12, 2008, also includes 301,442 shares held by the Cannon Family Trust, R. Howard Cannon and Richard Prosser Guenther, Co-Trustees; and 1,782 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(8)

Includes 60,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 1,782 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(9)

Includes 12,671 shares held in our 401(k) and retirement plans; 69,050 shares of restricted stock issued pursuant to our Restricted Stock Plan; 201,600 shares issuable upon the exercise of options; and 42,047 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(10)

Includes 6,000 shares of restricted stock issued pursuant to our Restricted Stock Plan; 20,800 shares issuable upon the exercise of options; and 5,698 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(11)	Includes 300,000 shares issuable upon the exercise of options; and 1,782 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(12)	Includes 30,000 shares issuable upon exercise of options granted under our stock plan for non-employee directors; and 1,782 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(13)	Includes 20,000 shares issuable upon exercise of options granted under our stock option plan for non-employee directors; and 1,782 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(14)

Includes 1,801 shares held in our 401(k) and retirement plans; 20,720 shares of restricted stock issued pursuant to our Restricted Stock Plan; 30,000 shares issuable upon the exercise of options; and 8,140 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(15)

Includes 8,645 shares held in our 401(k) and retirement plans; 32,883 shares of restricted stock issued pursuant to our Restricted Stock Plan; 89,700 shares issuable upon the exercise of options; and 15,872 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(16)	Includes 10,000 shares issuable upon exercise of options granted under our stock option plan for non-employee directors; and 1,782 shares of restricted stock issuable under our 2007 Omnibus Plan.
(17)

Includes an aggregate of 59,107 shares held in our 401(k) and retirement plans; 207,023 shares of restricted stock issued pursuant to our Restricted Stock Plan; 1,071,100 shares issuable upon exercise of options granted under the stock option plan for non-employee directors and our other stock option plans; and 124,464 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Buckeye manufactures cellulose-based specialty fibers and nonwoven materials and sells them world-wide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing both wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors. We currently operate facilities in the United States, Germany, Canada and Brazil.

Compensation Philosophy

Our primary compensation philosophy is to offer a compensation program that attracts, retains and rewards executive officers who contribute to Buckeye’s long-term success and increased stockholder value. We define the term “executive officers” to be the group consisting of our Chief Executive Officer, our Chief Operating Officer and our eight Senior Vice Presidents. For fiscal year 2008 our named executive officers for purposes of this Compensation Discussion and Analysis and the tables below were John B. Crowe, Steven G. Dean, Kristopher J. Matula, Paul N. Horne and Charles S. Aiken. Compensation for Buckeye’s executive officers is comprised of three principal components: base salary, annual performance-based incentive compensation and long-term equity-based incentive compensation in the form of stock options and restricted stock. We gauge our compensation levels against companies in a peer group recommended by Mercer and approved by our Compensation Committee. Our peer group currently consists of Packaging Corporation of America, Rock-Tenn Co., Potlatch Corporation, Rayonier Inc., Wasau Paper Corporation, Longview Fibre Co., Caraustar Industries Inc., Glatfelter, Schweitzer-Mauduit International Inc. and Neenah Paper Inc. Base salary and overall compensation are targeted at the 50th to 75th percentile of companies in our peer group, although individual variances may occur depending on an executive officer’s experience and performance, and are competitive with those paid by companies in our peer group. The Compensation Committee believes that executive officer compensation should be aligned with our near-term and long-term business objectives and performance in order to ensure the commitment of our executive officers to our continued success. Consequently, a significant portion of executive officer annual compensation is “at risk” and depends upon Buckeye’s and each individual executive’s performance against quantitative and qualitative performance criteria established annually. To promote each executive officer’s contribution to our long-term growth and profitability and to further enhance stockholder value and promote alignment with stockholder interests, the compensation program includes an equity-based component.

Compensation Consultant

To assist the Compensation Committee in assessing the market competitiveness of our compensation program, the Compensation Committee retained Mercer as a compensation consultant. In this capacity, Mercer reviews our executive compensation program, compiles data for comparable companies for Compensation Committee comparison and review and provides recommendations for maintaining and improving the competitiveness of compensation and the alignment of executive pay and business performance. The Compensation Committee traditionally engages Mercer to conduct a comprehensive executive compensation survey every two years; the most recent Mercer survey was completed in June 2007. In January 2008 the Compensation Committee reviewed the frequency and scope of Mercer’s past surveys, the factors that influence how often to obtain executive compensation surveys and the industry best practices in this area. Given that there were no material changes in the Company’s size or structure or in executives’ responsibilities during in the past year, the Committee determined that it has sufficient timely and reliable data to administer the executive compensation plan for the present. The Committee expects to commission a new executive compensation survey in the spring of 2009. The Compensation Committee has the sole authority to establish the nature and scope of Mercer’s engagement, to approve Mercer’s fee and to terminate Mercer’s engagement.

Roles of Executives in Establishing Compensation

The Compensation Committee meets regularly to consider all major elements of compensation, including the design and implementation of compensation and benefits programs. At the request of the Compensation

Committee Chair, our General Counsel prepares an agenda and supporting materials for each meeting. Mr. Crowe and Mr. Matula generally attend Compensation Committee meetings by invitation but are excused for executive sessions. At the Compensation Committee’s request, Mr. Crowe and Mr. Matula make recommendations to the Compensation Committee concerning the salary, bonus and equity compensation to be granted to our other executive officers. Their recommendations are consistent with the guidelines adopted by the Compensation Committee and with the recommendations and data provided by Mercer. The Compensation Committee may approve, modify or disapprove any of the recommendations made by management.

Stock Ownership Guidelines

In January 2008, at the recommendation of the Compensation Committee, the Board adopted the following stock ownership guidelines for our senior executives:

Officer	Required Level of Ownership of Company Stock
Chief Executive Officer	3 times annual base salary
Chief Operating Officer	2 times annual base salary
Senior Vice Presidents	1 time annual base salary

For the purpose of these guidelines, stock ownership includes shares over which an individual has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. Management has five years from the later of the date the Board adopted the guidelines and the date on which an individual first became subject to the guidelines to accumulate the required stock ownership.

Compensation Committee

During fiscal year 2008 the Compensation Committee held four meetings. At these meetings, the Compensation Committee:

•	approved and recommended to the Board the adoption of a 2007 Omnibus Incentive Compensation Plan, to be submitted for stockholder approval at Buckeye’s 2007 Annual Meeting of Stockholders;
•	approved annual bonus awards for fiscal year 2007 under the at-risk compensation program for our executive officers;
•	reviewed and approved salary adjustments for eight executive officers;
•

approved, after significant discussion, the objective performance targets for the “All Employee Bonus” for fiscal year 2008 and for the at-risk bonus compensation program for our executive officers for fiscal year 2008;

•

reviewed and approved the Compensation Committee report and the Compensation Discussion and Analysis to be included in the Company’s Proxy Statement prepared in connection with the 2007 Annual Meeting of Stockholders held on November 1, 2007;

•	received Mercer’s report concerning long-term incentive awards, including:
o	the various types of long-term incentive award vehicles;
o	the objectives best achieved by the various types of long-term incentive awards;
o	design feature recommendations for Buckeye’s long-term incentive awards; and
o	best practices and recommendations for stock ownership guidelines.

•	adopted guidelines governing the grant of long-term incentives under the 2007 Omnibus Incentive Compensation Plan; and
•	approved the grant of stock options and/or restricted stock to certain management employees under the 2007 Omnibus Incentive Compensation Plan.

In fiscal year 2009, the Compensation Committee has held two meetings as of September 12, 2008. At these meetings, the Compensation Committee:

•	approved annual bonus awards for fiscal year 2008 under the at-risk compensation program for our executive officers;
•

approved, after significant discussion, the objective performance targets for the “All Employee Bonus” for fiscal year 2009 and for the at-risk bonus compensation program for our executive officers for fiscal year 2009;

•	reviewed the Company’s current practices concerning the timing and frequency of performance and salary reviews; and
•	received and considered Mercer’s report and recommendations concerning the timing and frequency of performance and salary reviews.

Components of Executive Compensation

Our executive compensation program consists of three key components: base salary, annual performance-based incentive compensation and long-term equity-based incentives in the form of stock options and restricted stock.

Benchmarking

The Compensation Committee sets salary and overall compensation for our executive officers at levels that it believes are competitive with those of our peer group, which generally:

•	are similar to Buckeye in terms of size (i.e., revenue, net income, market capitalization), industry and/or global presence; and
•	have executive officer positions that are comparable to Buckeye in terms of breadth, complexity and scope of responsibilities.

The Compensation Committee approved the peer group recommended by Mercer in its 2007 study.

Elements of Executive Compensation

Base Salary

The Compensation Committee sets the base salaries of our executive officers at levels intended to reward day-to-day activities and, along with other pay components, these salaries serve as a means to attract talented executives. In determining base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, length of time in the position, prior experience, breadth of knowledge, competitive pay practice in the pulp and paper industry, including the peer group compensation information, and the level of competition among companies in our industry to attract and retain talented leaders. The Compensation Committee’s philosophy is to manage base salaries within a competitive range between the 50th and 75th percentile of our peer group based on an individual’s experience level and performance.

The Compensation Committee adjusted the base salaries for the named executive officers during fiscal year 2008 based on updated benchmark data supplied by Mercer and an examination of the executives’ performance and experience in their positions.

Mr. Crowe and Mr. Matula assumed their new roles on July 1, 2006, as Chief Executive Officer and Chief Operating Officer, respectively. In August 2007 the Compensation Committee reassessed Mr. Crowe’s and Mr. Matula’s performance and reviewed updated benchmark data supplied by Mercer. Following this assessment, the

Compensation Committee increased Mr. Crowe’s base salary from $575,000 to $675,000 and increased Mr. Matula’s base salary from $425,000 to $455,000, retroactive to July 1, 2007. No other changes were made in Mr. Crowe’s and Mr. Matula’s base salaries during the remainder of fiscal year 2008.

Mr. Dean was promoted to Senior Vice President as of July 1, 2007. Effective July 1, 2008, the Compensation Committee increased Mr. Dean’s base salary from $245,000 to $290,000 to more closely align his base salary based on data provided by Mercer, including benchmark data.

The Compensation Committee increased the base salary of Mr. Aiken from $300,000 to $325,000 effective September 1, 2007, based on data provided by Mercer, including benchmark data, senior management’s recommendations and the Compensation Committee’s own assessment of his performance and experience.

Annual Incentive Compensation

Non-Equity Incentive Plan: Annual “All Employee Bonus” Plan

We have a broad-based non-equity incentive “All Employee Bonus” plan that covers most of our employees, including our executive officers. Under our “All Employee Bonus” plan, participants may earn bonuses of up to 15% of their base salary depending upon our business performance measured against specific annual financial targets.

To foster both an environment of teamwork and a sense of personal accountability, the “All Employee Bonus” for fiscal year 2008 had two components: a Company-wide portion and a specific personal impact portion. Under the Company-wide component, employees were eligible to earn a bonus of up to 8% of their annual salary if Buckeye achieved the Company-wide performance targets. Under the personal impact component, employees were eligible to earn an additional bonus of up to 7% of their annual salary based on achieving performance targets related to the particular business objectives tailored to their role in Buckeye. We set challenging personal impact performance targets and awarded a small portion of the potential bonus if the demanding performance targets were met. Thus, for an employee to receive the full 7% personal impact component of the possible 15% bonus, the challenging personal impact performance targets had to be exceeded. Based on Mercer’s review and advice, the Compensation Committee has adopted a recommendation that management set annual bonus personal impact performance targets and award opportunities at levels having a higher probability of achievement in order to move total cash compensation closer to the median market level.

Company-Wide Portion of “All Employee Bonus”

For 2008, the target for the Company-wide portion of the bonus of up to 8% of base salary was based on our earnings before interest and taxes (“EBIT”) adjusted to exclude certain amounts such as amortization and restructuring charges. For every dollar of adjusted EBIT over the threshold of $75 million, we contributed $0.15 to a bonus pool to be allocated among employees at a uniform percentage of each employee’s base salary, but not to exceed 8%. Based on 2008 adjusted EBIT of approximately $103.6 million, all participants (including named executive officers) received a bonus of 5.13% of their base salary.

Personal Impact Portion of “All Employee Bonus”

The table below sets forth the targets for the personal impact component of the “All Employee Bonus” for our named executive officers, the percentage actually awarded and the basis for calculating the bonus awarded. In addition, the target and maximum amounts that could be earned by each named executive officer with respect to the “All Employee Bonus” are set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table below and the actual bonus paid is reported in the “Non-Equity Incentive Plan Compensation (All Employee Bonus)” column of the Summary Compensation Table below.

Name	Basis for Personal Impact Component (Up to 7% of Annual Salary)	Portion of Personal Impact Component Actually Awarded	How Calculated
John B. Crowe, Chief Executive Officer	2% based on achievement of reduction in SRA spending as a percentage of Company sales revenue.	0.63% of base salary ($4,252)	Based on a sliding scale of targets for each element.
	2.5% based on achievement of reduction in Net Trade Days.	0.00% of base salary ($0)
	2.5% based on achieving target levels of Company cash flow.	0.00% of base salary ($0)
Steven G. Dean, Senior Vice President and Chief Financial Officer	2% based on achievement of reduction in SRA spending as a percentage of Company sales revenue.	0.63% of base salary ($1,543)	Based on a sliding scale of targets for each element.
	2.5% based on achieving target levels of Company cash flow.	0.00% of base salary ($0)
	2.5% based on achieving target earnings per share.	2.50% of base salary ($6,125)
Kristopher J. Matula President and Chief Operating Officer	2% based on achievement of reduction in SRA spending as a percentage of Company sales revenue.	0.63% of base salary ($2,866)	Based on a sliding scale of targets for each element.
	2.5% based on achievement of reduction in Net Trade Days.	0.00% of base salary ($0)
	2.5 % based on achieving target levels of Company cash flow.	0.00% of base salary ($0)
Paul N. Horne, Senior Vice President, Product and Market Development	2% based on achievement of reduction in SRA spending as a percentage of total Company sales revenue.	0.63% of base salary ($2,205)	Based on a sliding scale of targets for each element.
	3% based on achievement of target EBIT levels	2.36% of base salary ($8,260)
	2% based on increased sales volume for specific new products.	0.02% of base salary ($70)
Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	2% based on achievement of reduction in SRA spending as a percentage of total Company sales revenue.	0.63% of base salary ($2,021)	Based on a sliding scale of targets for each element.
	5% based on achievement of adjusted Overall Equipment Effectiveness (OEE)	2.82% of base salary ($9,048)

Adjusted SRA Expense. All named executive officers had a segment of their personal impact portion based on Buckeye’s achieving a reduction in sales, research and administration (“SRA”) expenses adjusted to account for actual bonuses paid and certain unusual, non-recurring items. If adjusted SRA spending exceeded 5.7% of gross sales, no bonus would be awarded. If adjusted SRA spending was below a threshold of 5.7% of gross sales, then named executive officers would receive a bonus for that category. Upon satisfaction of this threshold, the amount of the bonus would increase incrementally for SRA spending below the threshold up to the maximum bonus allowed for the category, which would be awarded if SRA spending were 5.3% of gross sales or lower. For fiscal year 2008, adjusted SRA spending was 5.574% of gross sales and participants each received approximately 31.5% of the possible award.

2% of the possible 7% personal impact portion of each named executive officer’s all employee bonus was based on Buckeye achieving a reduction in SRA expenses. With respect to this component of the personal impact portion of their all employee bonus, each of them received a bonus of 0.63% of their base salary.

Free Cash Flow. Three of our named executive officers had a segment of their personal impact portion based on our achieving free cash flow targets. Free cash flow is operating cash flow minus capital expenditures. If free cash flow was below a threshold of $48 million, no bonus would be awarded. If free cash flow was $56 million or more, then named executive officers would receive a bonus of 2.5% of their salary. For fiscal year 2008, our free cash flow was $42.6 million, and therefore no bonus was received based on free cash flow.

Net Trade Days. Two of our named executive officers had a segment of their personal impact portion based on our achieving a reduction in our net trade days. If net trade days did not drop below a threshold of 66 days, no bonus would be awarded. If net trade days were at 60 days or lower, then the named executive officers would have received a bonus of 2.5% of their salary. Buckeye’s net trade days were greater than 66 days, and therefore no bonus was received based on net trade days.

For the personal impact portion of his all employee bonus, Mr. Crowe received a bonus of 0.63% of his base salary determined as follows:

•	Mr. Crowe received a bonus of 0.63% of his salary based on the SRA spending component described above.

For the personal impact portion of his all employee bonus, Mr. Dean received a bonus of 3.13% of his base salary determined as follows:

•	Mr. Dean received a bonus of 0.63% of his salary based on the SRA spending component described above.
•

If our earnings per share did not exceed $0.75, Mr. Dean would not receive any bonus based on earnings per share. If our earnings per share were $1.15 or more, he would receive a bonus of 2.5% of his salary. Our earnings per share for fiscal year 2008 were $1.20, and Mr. Dean therefore received a bonus of 2.5% of his base salary.

For the personal impact portion of his all employee bonus, Mr. Matula received a bonus of 0.63% of his base salary determined as follows:

•	Mr. Matula received a bonus of 0.63% of his salary based on the SRA spending component described above.

For the personal impact portion of his all employee bonus, Mr. Horne received a bonus of 3.01% of his base salary determined as follows:

•	Mr. Horne received a bonus of 0.63% of his salary based on the SRA spending component described above.
•

3% of Mr. Horne’s personal impact component was based on achieving EBIT targets at our specialty fibers plants (up to 1% for each plant). All three plants reached the threshold goal and Mr. Horne received awards of 0.96%, 0.51% and 0.89%, respectively, of his base salary.

•

The remaining 2% personal impact component was based on achieving volume goals in durable nonwovens relating to Product and Market Development efforts. Mr. Horne received a bonus of 0.02% of his base salary for this component.

For the personal impact portion of his all employee bonus, Mr. Aiken received a bonus of 3.45% of his base salary determined as follows:

•	Mr. Aiken received a bonus of 0.63% of his salary based on the SRA spending component described above.
•

The remaining 5% personal impact component was based on achieving an adjusted overall equipment effectiveness (“OEE”) target. If our adjusted OEE did not exceed 78.2%, Mr. Aiken would not receive any bonus based on adjusted OEE. If our adjusted OEE were 79.2% or better, he would have received a bonus of 5% of his salary. Buckeye’s adjusted OEE for fiscal year 2008 was 78.89%, and Mr. Aiken therefore received a bonus of 2.82% of his base salary based on this component.

At-Risk Compensation Bonus

We have non-equity based at-risk compensation, or “ARC,” bonus for executive officers and certain other employees. The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan. ARC participants are eligible to receive a bonus based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye. Two-thirds of the ARC bonus is based on achievement of objective financial or performance targets, such as earnings before interest and taxes and cash flow targets, at either the Company-wide, division or facility level, as appropriate. The remaining one-third of the ARC bonus is based on the employee’s individual performance, judged on subjective performance factors. Examples of the subjective measures include leadership of a key project or undertaking a special strategic initiative.

Each executive officer’s goals and target levels are established based on a mix of Company-wide performance measures and performance measures more directly linked to the executive’s role and responsibilities. Management recommends to the Compensation Committee proposed measures and targets for each executive. The Compensation Committee then reviews and approves the measures and targets based on assessment of probability of attainment, market conditions and our overall performance. Fiscal year 2008 ARC performance goals and targets for executive officers were approved by the Compensation Committee at its August 6, 2007 meeting.

When the Compensation Committee adopted the ARC program, it set various maximum bonus levels for different classes of officers and managers based on competitive market data. Since that time, it has periodically reviewed the maximum ARC bonus levels in comparison to benchmarks provided by Mercer. Based on the data provided by its compensation consultant, the Compensation Committee believes that the maximum ARC bonus levels are appropriately set at 120% of base salary for the Chief Executive Officer and the Chief Operating Officer, 90% of base salary for Senior Vice Presidents and 60% of base salary for Vice Presidents.

When setting ARC goals and performance targets, our practice prior to fiscal year 2008 has been to award to executives only a minimal portion (about 20%) of the potential ARC bonus if the demanding performance targets were met. Thus, for an employee to receive the full component of the ARC bonus, the threshold performance targets had to be significantly exceeded. Based on Mercer’s 2007 review and advice, the Compensation Committee adopted guidelines in July 2007 for setting ARC performance targets and award opportunities at levels having a higher probability of achievement in order to move total cash compensation closer to the median market level.

For fiscal year 2008, each executive officer’s ARC bonus was based on the criteria shown in the following table and described in the paragraphs that follow. Provided the applicable threshold for achievement of a financial performance target is met, the amount of the bonus with respect to such target is calculated on a sliding scale above the threshold achievement level. The threshold and maximum amounts that could be earned by each named executive officer with respect to the ARC bonus are set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table below, and the total amounts paid to each named executive officer under the ARC bonus are reflected in the “Non-Equity Incentive Plan Compensation (At-Risk Compensation Bonus)” column of the Summary Compensation Table below.

At-Risk Compensation Program Criteria for Fiscal Year 2008
Executive	Financial Performance Criteria, Maximum Percentage Possible for Each Category and Actual Percentage Awarded for Each Category						Non-Financial Criteria Maximum Possible	Maximum Total Award
							Actual Award	Actual Award
John B. Crowe, Chief Executive Officer Maximum Possible Actual Award	Cash Flow 20% 0%	Earnings per Share 20% 20%	Company Gross Margin 10% 7.07%	Net Trade Days 10% 0%	Americana Facility Financial Performance 10% 8.9%	UltraFiber 500® Financial Performance 10% 0.91%	Subjective criteria 40% 10%	120% of Base Salary 46.88% of Base Salary
Steven G. Dean, Senior Vice President and Chief Financial Officer Maximum Possible Actual Award	Cash Flow 15% 0%	Earnings per Share 15% 15%	Company Gross Margin 10% 7.07%	Net Trade Days 10% 0%	Americana Facility Financial Performance 10% 8.9%		Subjective criteria 30% 6%	90% of Base Salary 36.97% of Base Salary
Kristopher J. Matula, President and Chief Operating Officer Maximum Possible	Cash Flow 20%	Earnings per Share 20%	Company Gross Margin 10%	Net Trade Days 10%	Americana Facility Financial Performance 10%	UltraFiber 500® Financial Performance 10%	Subjective criteria 40%	120% of Base Salary
Actual Award	0%	20%	7.07%	0%	8.9%	0.91%	8.5%	45.38% of Base Salary
Paul N. Horne, Senior Vice President, Product and Market Development Maximum Possible		Total Company EBIT 20%		Net Trade Days 10%	Ultra Fiber 500 Revenue 15%	New Products 15%	Subjective criteria 30%	90% of Base Salary
Actual Award		15.46%		0%	0%	0.35%	10%	25.81% of Base Salary
Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability Maximum Possible	Cash Flow 10%	Total Company EBIT 10%	Company Gross Margin 10%	Net Trade Days 10%	Americana Facility Financial Performance 10%	Memphis Facility Financial Performance 10%	Subjective criteria 30%	90% of Base Salary
Actual Award	0%	7.73%	7.07%	0%	8.9%	5.11%	6%	34.81% of Base Salary

Cash Flow Portion of ARC Bonus. The target for the cash flow portion of the ARC Bonus was based on our free cash flow, which is operating cash flow minus capital expenditures. In order for participants to receive any bonus for this segment, cash flow had to exceed a threshold of $48 million. If our free cash flow reached at least $56 million, participants would receive a bonus of 50% of that segment of their ARC bonus. If free cash flow reached $68 million, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2008 free cash flow, participants received none of the segment of their ARC bonus that was tied to cash flow.

Earnings per Share Portion of ARC Bonus. The target for the earnings per share portion of the ARC Bonus was based on our earnings per share. In order for participants to receive any bonus for this segment, earnings per share had to reach a minimum of $0.75. If earnings per share reached $0.95, participants would receive a bonus of 50% of that segment of their ARC bonus. If earnings per share reached $1.15, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2008 earnings per share of $1.20, participants received 100% of the segment of their ARC bonus that was tied to earnings per share.

Gross Margin Portion of ARC Bonus. The target for the gross margin portion of the ARC Bonus was based on our gross margin as a percent of sales. In order for participants to receive any bonus for this segment, gross margin had to reach a minimum of 16.5%. If gross margin reached 17.5%, participants would receive a bonus of 50% of that segment of their ARC bonus. If gross margin reached 19%, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2008 gross margin of 18.12%, participants received 70.7% of the segment of their ARC bonus that was tied to gross margin.

Americana Performance Portion of ARC Bonus. The target for the Americana performance portion of the ARC Bonus was based on the adjusted EBIT of our Americana facility. If the Americana facility failed to reach a specified adjusted EBIT threshold, participants would receive no bonus. If the Americana facility reached the maximum target, participants would receive 100% of that segment of their ARC bonus. Based on 2008 performance, participants received 89% of the segment of their ARC that was tied to Americana performance.

UltraFiber 500® Performance Portion of ARC Bonus. The target for the UltraFiber 500® performance portion of the ARC Bonus was based on the adjusted EBIT for that part of our business. If the UltraFiber 500® business failed to reach a specified minimum adjusted EBIT threshold, participants would receive no bonus. If the business reached the maximum target, participants would receive 100% of that segment of their ARC bonus. Based on 2008 performance, participants received 9.1% of the segment of their ARC bonus that was tied to that criteria.

New Products Portion of ARC Bonus. The target for the new products portion of the ARC Bonus was based on our progress in developing durable nonwovens volume. If the maximum targets were reached, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2008 results, the threshold was achieved and participants received 2.3% of their ARC bonus that was tied to new products.

UltraFiber 500® Revenue Portion of ARC Bonus. The target for the UltraFiber 500® revenue portion of the ARC bonus was based on our progress in increasing the revenue for this product. In order for participants to receive any bonus for this segment, UltraFiber 500® revenue had to exceed a threshold of $6.0 million. If UltraFiber 500® revenue reached $16.5 million, participants would receive 100% of that segment of their ARC bonus. Based on 2008 UltraFiber 500® revenue, no bonus was received on this segment.

Total Company EBIT Portion of ARC Bonus. The target for our EBIT portion of the ARC bonus was based on our EBIT adjusted to exclude certain amounts such as amortization and restructuring charges. In order for participants to receive any bonus for this segment, adjusted EBIT had to reach $85 million. If adjusted EBIT reached $97 million, participants would receive a bonus of 50% of that segment of their ARC bonus. If adjusted EBIT reached $109 million, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2008 adjusted EBIT of $103.6 million, participants received 77.3% of the segment of their ARC bonus that was tied to EBIT.

Net Trade Days Portion of ARC Bonus. The Target for the Net Trade Days portion of the ARC bonus was based on our achieving a reduction in our net trade days. In order for participants to receive any bonus for this segment, net trade days had to drop below 66 days. If net trade days were at 60 days or lower, participants would receive 100% of that segment of their ARC bonus. For fiscal year 2008, no bonus was received on this segment.

Memphis Facility Financial Performance Portion of ARC Bonus. The target for the Memphis portion of the ARC bonus was based on the adjusted EBIT for our Memphis facility. If the Memphis facility failed to reach a specified adjusted EBIT threshold, participants would receive no bonus. If the Memphis facility reached the maximum target, participants would receive 100% of that segment of their ARC bonus. Based on 2008 performance, participants received 51.1% of the segment of their ARC bonus that was tied to that criteria.

Long-Term Incentive Compensation

Buckeye has two long-term incentive programs: the 2007 Omnibus Incentive Compensation Plan and the Buckeye Technologies Inc. Restricted Stock Plan. The purpose of these long-term incentive plans is to tie a portion of executives’ pay to their contribution to our long-term performance and creation of stockholder value.

2007 Omnibus Incentive Compensation Plan

The general purpose of the Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”) is to attract and retain selected employees and directors by offering them a greater stake in our success and to encourage ownership of our common stock by employees and directors. The 2007 Omnibus Plan, which was approved at last year’s Annual Meeting, authorizes the grant of restricted stock or options to purchase shares of common stock as awards under the plan. Options granted under the 2007 Omnibus Plan may be either “incentive stock options” as defined in Section 422 of the Code, or nonqualified stock options, as determined by the Compensation Committee.

Restricted Stock. Under the 2007 Omnibus Plan, restricted stock awards are granted to directors, officers and certain other employees. The purpose of these restricted stock awards is to focus the individual’s attention on the long-term performance of the business, to enhance employee retention, to encourage long-term stock ownership and to strengthen the alignment of stockholder and employee interests in share price appreciation. Restricted stock awards are recommended by management to the Compensation Committee. The Compensation Committee reviews and approves the restricted stock awards based on a number of factors including individual performance, the individual participant’s position and responsibilities, market conditions and overall Company performance.

In April 2008, restricted stock awards were issued to certain employees at the fair market value on the date of grant, or $9.03. Restrictions on the restricted stock granted in fiscal year 2008 lapse at the rate of one-third per year, commencing one year from the date of grant.

The restrictions applicable to the restricted stock will lapse upon the first to occur of the following:

•	the participant’s death;
•	the termination of the participant’s employment by reason of permanent disability; or
•	a change in control of Buckeye.

Upon a participant’s termination of employment with Buckeye prior to the lapse of the restrictions or violation of the restrictions placed on the restricted stock, the participant’s unvested shares of restricted stock will be forfeited to us.

The Compensation Committee granted restricted stock awards to our named executive officers under the 2007 Omnibus Plan in April 2008 in the following amounts: John B. Crowe: 42,047 shares; Steven G. Dean: 5,698 shares; Kristopher J. Matula: 15,872 shares; Paul N. Horne: 8,140 shares; and Charles S. Aiken: 7,558 shares. The total value of restricted stock granted to each named executive officer was based on data provided by Mercer, including benchmark data, senior management’s recommendations and the Compensation Committee’s own assessment of each individual’s performance and experience.

Options. The Compensation Committee believes that total executive compensation should include a mix of short-term and long-term incentives. Options granted in fiscal year 2008 vest at the rate of one-third per year, commencing one year from the date of grant but vest immediately upon the participant’s death, the termination of the participant’s employment by reason of permanent disability or a change in control of Buckeye. In general, vested options may be exercised within ten years from the date the options were granted.

            Upon a participant’s termination of employment with Buckeye, option awards remain exercisable only in accordance with the following provisions:

•	Upon termination for cause, any unexercised options are immediately forfeited;
•	Upon termination by reason of death or disability, any vested options remain exercisable until the earlier of two years after termination and the tenth anniversary of the award;
•

Upon either (1) voluntary termination of service following attainment of age 55 and with the approval of the Chief Executive Officer, or (2) retirement from service following attainment of age 62, any vested options remain exercisable until the earlier of five years after termination and the tenth anniversary of the award; and

•	Upon termination for any reason other than cause, death or disability, any vested options remain exercisable until the earlier of 90 days after termination and the tenth anniversary of the award.

The Compensation Committee awarded options to our named executive officers in April 2008 in the following amounts: John B. Crowe: 72,156 options; Steven G. Dean: 9,778 options; Kristopher J. Matula: 27,238 options; Paul N. Horne: 13,968 options; and Charles S. Aiken: 12,970 options. The total value of options granted to each named executive officer was based on data provided by Mercer, including benchmark data, senior management’s recommendations and the Compensation Committee’s own assessment of each individual’s performance and experience as well as the lack of option grants over recent fiscal years.

Restricted Stock Plan

Under the Buckeye Technologies Inc. Restricted Stock Plan, restricted stock awards are granted to officers and certain other employees. The purpose of these restricted stock awards is to focus the individual’s attention on the long-term performance of the business, to enhance employee retention, to encourage long-term stock ownership and to strengthen the alignment of stockholder and employee interests in share price appreciation. The restricted stock awards are issued at the fair market value of the common stock based on the average closing price on the NYSE for the 20 business days prior to the date of grant.

Restricted stock awards under the Restricted Stock Plan are generally either ERISA cap awards or incentive awards. In fiscal year 2008, only ERISA cap awards were granted. In a prior fiscal year, the Compensation Committee made grants of incentive restricted stock awards which vest on the same terms and conditions as the ERISA cap awards, as described below. Accordingly, a portion of the compensation reported in the “Stock Awards” column of the Summary Compensation Table reflects the expense recognized by Buckeye with respect to incentive restricted stock awards and a portion of the unvested shares of restricted stock reported in the Outstanding Equity Awards at Fiscal Year End Table reflect outstanding incentive restricted stock awards.

ERISA cap awards are granted annually to provide an additional benefit to officers with years of valuable experience that cannot be credited under other Buckeye’s defined contribution plan. Under the Restricted Stock Plan, participants receive annual grants of restricted stock equal in value to the difference between (i) the employer-provided contribution, if any, which would have been allocated to the individual for such fiscal year under the Buckeye Retirement Plan, if the statutory limitations of Sections 401(a)(17) and 415 of the Code did not apply and (ii) the actual employer-provided allocation to such participants’ accounts under such plan. These annual awards are referred to as ERISA cap awards. Incentive restricted stock awards are granted as an important part of the long-term incentive compensation mix and also to supplement or replace the incentive and non-qualified stock options that Buckeye has historically granted under its shareholder-approved stock option plans.

Restrictions on the restricted stock lapse upon the first to occur of the following:

•	the participant’s death;
•	the termination of the participant’s employment by reason of permanent disability;
•	the voluntary termination of the participant’s employment at or after the attainment of age 55 with the approval of the Chief Executive Officer;

•	the participant’s retirement from Buckeye at or after age 62; or
•	a change in control of Buckeye.

Upon a participant’s termination of employment with Buckeye prior to the lapse of the restrictions or violation of the restrictions placed on the restricted stock, the participant’s unvested shares of restricted stock will be forfeited to us.

Although the restricted stock may be voted by the participant, the restricted stock may not be sold, pledged or otherwise transferred before the participant’s death, the participant’s approved retirement from Buckeye or a change in control of Buckeye, and if the participant should violate the restrictions or otherwise leave Buckeye before an approved retirement date, the restricted stock is subject to forfeiture.

Retirement Plans

Defined Contribution Plan

The Buckeye Retirement Plan is a defined contribution retirement plan covering substantially all of our U.S. employees, including executive officers. Contributions to the Retirement Plan consist of (1) Company contributions of 1% of the employee’s gross compensation plus 1/2% for each year of service, up to a maximum of 11% of the employee’s gross compensation and (2) Company matching contributions equal to $0.50 for each $1.00 of the employee’s 401(k) contributions, up to a maximum annual matching contribution of $2,000 per employee.

Retirement Replacement Plan

Under the Buckeye Retirement Replacement Plan, officers having less than 20 years of Buckeye service receive annual cash awards. The awards are intended to compensate the recipients to provide an additional benefit to officers with years of valuable experience that cannot be credited under Buckeye’s defined contribution plan. Under the Retirement Replacement Plan, certain executive officers are eligible to receive a cash payment for the fiscal year equal to the difference between (A) the contribution that would have been made to his or her account under the Retirement Plan for the fiscal year had he or she been credited with an additional number of years of service as determined by (1) the Compensation Committee, in the case of the Chief Executive Officer and the President, or (2) by the Chief Executive Officer, in the case of any other employee, and (B) the contribution that was actually credited to his or her account under the Retirement Plan for the fiscal year. Payments made under the Retirement Replacement Plan are capped at 4% of the executive’s gross pay as defined under the Buckeye Retirement Plan.

Change in Control Agreements

We have entered into change in control agreements with each of our Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents. Change in control agreements allow us to attract and retain qualified executives and enable executives to objectively judge potential takeovers in terms of the potential benefit to stockholders without being distracted by personal concerns over job security and possible reductions to their income and benefits. The specific provisions of the change in control agreements appear below under “Potential Payments Upon Termination or Change of Control.”

Deductibility of Compensation

Section 162(m) of the Code generally imposes a $1 million limit on the deductibility of certain compensation paid to executive officers of public companies. Compensation in excess of $1 million may still be deductible notwithstanding Section 162(m) of the Code if such compensation is payable solely on account of the attainment of one or more performance goals and meets other requirements imposed by Section 162(m) of the Code. The Compensation Committee believes that all of the compensation awarded to our executive officers during fiscal year 2008 is fully deductible notwithstanding this limit.

In addition, in adopting the change in control agreements with named executive officers, discussed above and described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below, the Compensation Committee provided for a potential cutback in the amount that would be payable to each named executive officer in order to assure that Buckeye would be able to fully deduct all payments made upon a change in control pursuant to Section 280G of the Code and to protect named executive officers from the excise tax imposed by Section 4999 of the Code on payments that exceed the Code Section 280G limitations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, each of whom is an “independent” director under the rules of the NYSE. The Compensation Committee’s charter can be found on our website at www.bkitech.com under the “Investor Relations” tab. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to Buckeye’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Red Cavaney, Chairman George W. Bryan Lewis E. Holland Virginia B. Wetherell

SUMMARY COMPENSATION TABLE

This table discloses compensation for Buckeye’s Principal Executive Officer, Principal Financial Officer and our three other most highly compensated executive officers for fiscal years 2007 and 2008 whom we refer to, collectively, as our named executive officers.

Name	Fiscal Year	Salary ($)	Retirement Replace- ment Plan (Bonus) ($)1	Stock Awards ($)2	Option Awards ($)2	Non-Equity Incentive Plan Compensation (“All Employee Bonus”) ($)	Non-Equity Incentive Plan Compensation (At-Risk Compensation Bonus) ($)	All Other Compen- sation ($)3	Total ($)
John B. Crowe, Chairman and Chief Executive Officer	2008 2007	675,000 575,000	28,050 23,494	219,658 182,727	73,617 76,054	39,016 26,405	316,440 240,925	16,950 15,500	1,368,731 1,140,105
Steven G. Dean, Senior Vice President and Chief Financial Officer	2008 2007	245,000 179,583	10,256 7,331	6,675 3,708	10,002 7,042	20,385 11,542	90,577 49,870	14,650 11,163	397,545 270,239
Kristopher J. Matula, President and Chief Operating Officer	2008 2007	455,000 425,000	14,233 15,198	20,179 10,990	8,225 --	26,344 19,595	206,479 178,075	20,400 18,875	750,860 667,733
Paul N. Horne, Senior Vice President, Product and Market Development	2008 2007	350,000 329,167	-- --	15,170 9,449	4,215 --	28,626 16,890	90,335 103,655	27,300 26,750	515,646 485,911
Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	2008 2007	320,833 300,000	-- --	23,572 17,328	3,915 --	27,664 17,610	111,682 86,340	27,300 26,750	514,966 448,028

(1)	Amounts in the Bonus column represent amounts earned in fiscal years 2008 and 2007 under the Retirement Replacement Plan.
(2)

Amounts in the Stock Awards and Option Awards columns represent the compensation cost recognized by us during 2008 and 2007 fiscal years related to restricted stock awards and option grants in accordance with SFAS No. 123R. See Note 10 to our audited financial statements as filed in the 2008 Annual Report on Form 10-K, which sets forth the material assumptions used in determining the compensation cost to us with respect to such awards.

(3)	Amounts in the “All Other Compensation” column are comprised of the following:

Name	Fiscal Year	Defined Contribution Plan	401(k) Match	Total
John B. Crowe, Chief Executive Officer	2008 2007	14,950 13,500	2,000 2,000	16,950 15,500
Steven G. Dean, Chief Financial Officer	2008 2007	12,650 9,163	2,000 2,000	14,650 11,163
Kristopher J. Matula, President	2008 2007	18,400 16,875	2,000 2,000	20,400 18,875
Paul N. Horne, Senior Vice President, Product and Market Development	2008 2007	25,300 24,750	2,000 2,000	27,300 26,750
Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	2008 2007	25,300 24,750	2,000 2,000	27,300 26,750

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	(#)	($)
John B. Crowe, Chief Executive Officer (3)	10/25/07 4/29/08 4/29/08	--	182,250	911,250	1,287 42,047 72,156	23,758 379,684 379,685
Steven G. Dean, Senior Vice President and Chief Financial Officer (4)	10/25/07 4/29/08 4/29/08	--	51,450	257,250	-- 5,698 9,778	-- 51,453 51,452
Kristopher J. Matula, President and Chief Operating Officer (5)	10/25/07 4/29/08 4/29/08	--	122,850	614,250	929 15,872 27,238	17,149 143,324 143,326
Paul N. Horne, Senior Vice President, Product and Market Development (6)	10/25/07 4/29/08 4/29/08	--	73,500	367,500	734 8,140 13,968	13,550 73,500 73,504
Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability(7)	10/25/07 4/29/08 4/29/08	--	67,375	336,875	538 7,558 12,970	9,931 68,249 68,248

(1)

The amounts earned by each named executive officer under each of the “All Employee Bonus” and the ARC Bonus are set forth in the “Non-Equity Incentive Plan Compensation” columns, and designated as “All Employee Bonus” or “At-Risk Compensation Bonus,” in the Summary Compensation Table.

(2)

Shares of restricted stock awarded in fiscal year 2008 included ERISA cap awards, and incentive awards under the 2007 Omnibus Incentive Compensation Plan, both of which are discussed in the Compensation Discussion and Analysis above. Details of Buckeye’s Restricted Stock Plan appear under “Long-Term Incentive Compensation-Restricted Stock Plan” above.

(3)	Mr. Crowe’s target payout under the “All Employee Bonus” and ARC Bonus were $20,250 and $162,000, respectively, with a maximum possible payout of $101,250 and $810,000, respectively.
(4)	Mr. Dean’s target payout under the “All Employee Bonus” and ARC Bonus were $7,350 and $44,100, respectively, with a maximum possible payout of $36,750 and $220,500, respectively.
(5)	Mr. Matula’s target payout under the “All Employee Bonus” and ARC Bonus were $13,650 and $109,200, respectively, with a maximum possible payout of the $68,250 and $546,000, respectively.
(6)	Mr. Horne’s target payout under the “All Employee Bonus” and ARC Bonus were $10,500 and $63,000, respectively, with a maximum possible payout of $52,500 and $315,000, respectively.
(7)	Mr. Aiken’s target payout under the “All Employee Bonus” and ARC Bonus were $9,625 and $57,750, respectively, with a maximum possible payout of $48,125 and $288,750, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option awards and restricted stock awards for the executive officers as of June 30, 2008.

	Option Awards				Restricted Stock
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
John B. Crowe, Chief Executive Officer	54,000 20,000 20,000 30,000 16,000 11,600 50,000	7,200 (3) 72,156 (4)	13.63 16.00 15.06 11.25 7.60 7.60 10.77 9.03	1/20/09 10/22/09 1/16/11 4/23/12 4/23/12 4/20/14 4/20/14 4/29/18	9,050 (2) 60,000 42,047	76,563 507,600 355,718
Steven G. Dean, Senior Vice President and Chief Financial Officer	8,000 8,000 3,200	4,800 (5) 9,778 (4)	11.25 10.77 7.62 9.03	4/23/12 4/20/14 10/12/15 4/29/18	6,000 5,698	50,760 48,205
Kristopher J. Matula, President and Chief Operating Officer	30,000 9,700 50,000	27,238 (4)	16.00 11.25 10.77 9.03	10/22/09 4/23/12 4/20/14 4/29/18	7,883 (2) 25,000 15,872	66,690 211,500 134,277
Paul N. Horne, Senior Vice President, Product and Market Development	30,000	13,968 (4)	16.00 9.03	10/22/09 4/29/18	8,720 (2) 12,000 8,140	73,771 101,520 68,864
Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	20,000	12,970 (4)	16.00 9.03	10/22/09 4/29/18	6,659 (2) 12,000 7,558	56,335 101,520 63,941
(1)	Based on closing price of Buckeye stock on June 30, 2008 of $8.46.
(2)	Represents the number of unvested shares of restricted stock granted as ERISA cap awards through June 30, 2008, as described in the Compensation Discussion and Analysis above.
(3)	The 7,200 unvested options held by Mr. Crowe vest on April 20, 2009.
(4)	Options granted in fiscal year 2008 vest at the rate of 1/3 per year, commencing one year from the date of grant.
(5)	The 4,800 unvested options held by Mr. Dean vest at the rate of 1,600 shares per year on October 12, 2008 through 2010.

OPTION EXERCISES AND STOCK VESTED

During fiscal year 2008, the following named executive officers exercised options. None of our named executive officers acquired stock through the vesting of restricted stock awards in fiscal year 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John B. Crowe, Chief Executive Officer	10,000	13,250
Steven G. Dean, Senior Vice President and Chief Financial Officer	2,000	13,529
Kristopher J. Matula, President and Chief Operating Officer	20,300	140,232
Paul N. Horne, Senior Vice President, Product and Market Development	--	--
Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	30,000	127,500

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Buckeye’s change in control agreements are structured on a “double-trigger” basis. This means that in order for an executive officer to receive a change in control payment, there must be a change in control and within two years after the change in control the executive officer’s employment must be terminated without “cause” or the executive officer must resign for “good reason.” If these events occur, then, pursuant to the change in control agreement, the executive is entitled to receive the following benefits:

•	a lump sum severance payment;
•	continued medical coverage; and
•	accelerated vesting of outstanding restricted stock and option awards (our restricted stock plan and option plans also include a provision that accelerates vesting upon a change in control).

Additionally, the plan includes a modified “single-trigger” feature applicable only to the Chief Executive Officer and the Chief Operating Officer. If a change in control occurs, then one year after the change in control occurs, these two officers have a thirty-day window during which they may resign for any reason and receive a change in control severance payment.

For the Chief Executive Officer and the Chief Operating Officer, the severance payment is equal to three times the sum of executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for three years following the executive’s termination. For Senior Vice Presidents, the severance payment is equal to two times the sum of the executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for two years following the executive’s termination.

Described below are the circumstances that would trigger our obligation to make payments subsequent to a change in control, the payments and benefits that would be paid and how the determination of those payments and benefits is made.

Change in Control

Generally the change in control agreements define “Change in Control” as:

•	an acquisition of 25% or more of Buckeye’s voting securities;
•	a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction;
•	a substantial asset sale or liquidation or dissolution of Buckeye; or
•	a change in a majority of the members of the Board.

Termination without “Cause” or Resignation for “Good Reason”

Each change in control agreement defines “cause” as the executive officer’s:

•	willful and material failure to follow lawful instructions;
•	willful gross misconduct or negligence resulting in material injury to Buckeye; or
•	conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of Buckeye’s property.

Each change in control agreement defines “good reason” as, without the executive’s consent:

•	a material reduction in duties, responsibilities, reporting obligations or authority or a material change in title or position;
•

a failure to pay compensation or benefits when due, or a reduction in compensation or benefits (other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans;

•	a relocation of the place of principal employment by more than 50 miles;
•	Buckeye fails to obtain assumption of the change in control agreement by an acquirer;
•	the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed; or
•

in the case of the Chief Executive Officer and the Chief Operating Officer, the executive’s employment is terminated for any reason (whether by resignation or by termination) during the 30-day period beginning on the first anniversary of a change in control (modified “single trigger” provision).

Non-Competition; Non-Solicitation; Confidentiality

Pursuant to the terms of the change in control agreements, each executive officer may not, during the term of his or her employment with Buckeye or thereafter, divulge confidential information of Buckeye except as required by law or to enforce any rights he or she may have against Buckeye.

If a change in control occurs and an executive officer is terminated for cause or resigns without good reason, then for one year the executive may not:

•	solicit Buckeye customers or prospective customers;
•	solicit Buckeye employees;
•	establish a business that competes with Buckeye;
•	work for a business that competes with Buckeye;
•	invest in business that competes with Buckeye; or
•	interfere with Buckeye’s customer or supplier relationships.

The following table reflects potential benefits or change in control payments to our named executive officers if a triggering event were to have occurred on June 30, 2008. If the amount of these payments would cause an executive to become subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, the change in control payments will be reduced so that the executive is not subject to an excise tax.

John B. Crowe, Chief Executive Officer
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	--	--	--	--
Termination for Cause	--	--	--	--
Retirement	--	--	--	946,109
Change in Control	--	--	--	946,109
Involuntary or voluntary for good reason termination after a change in control	2,025,000	1,066,368	28,726	946,109

Steven G. Dean, Senior Vice President and Chief Financial Officer
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	--	--	--	--
Termination for Cause	--	--	--	--
Retirement	--	--	--	102,997
Change in Control	--	--	--	102,997
Involuntary or voluntary for good reason termination after a change in control	490,000	221,924	27,014	102,997

Kristopher J. Matula, President and Chief Operating Officer
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	--	--	--	--
Termination for Cause	--	--	--	--
Retirement	--	--	--	412,467
Change in Control	--	--	--	412,467
Involuntary or voluntary for good reason termination after a change in control	1,365,000	698,469	40,522	412,467

Paul N. Horne, Senior Vice President, Product and Market Development
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	--	--	--	--
Termination for Cause	--	--	--	--
Retirement	--	--	--	244,156
Change in Control	--	--	--	244,156
Involuntary or voluntary for good reason termination after a change in control	700,000	237,922	27,014	244,156

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	--	--	--	--
Termination for Cause	--	--	--	--
Retirement	--	--	--	221,796
Change in Control	--	--	--	221,796
Involuntary or voluntary for good reason termination after a change in control	641,666	278,692	19,151	221,796

(1)	Represents the executive’s highest annual base salary received during the three years preceding June 30, 2008 times the applicable multiplier under the change in control agreement.
(2)	Represents the executive’s highest annual bonus received during the three years preceding June 30, 2008 times the applicable multiplier under the change in control agreement.
(3)

The value of medical benefits is estimated based on the annual premium each named executive officer would be required to pay for continuing medical coverage under the provisions of our medical plan required by the Consolidated Omnibus Budget Reconciliation Act (COBRA) multiplied by the number of years such benefit would be provided under the applicable change in control agreement.

(4)

Represents the sum of (1) the difference between the strike price of unvested options that would become vested in connection with a change in control and $8.46, and (2) the product of the number of unvested shares underlying outstanding restricted stock awards that would become vested in connection with a change in control multiplied by $8.46. $8.46 was the closing price of Buckeye stock on June 30, 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Total ($)
George W. Bryan (3)	47,500	7,699 (4)	--	55,199
R. Howard Cannon	40,000	6,597	--	46,597
Red Cavaney (5)	51,000	6,597	--	57,597
David B. Ferraro(6)	45,000	6,597	--	51,597
Katherine Buckman Gibson (7)	48,500	6,597	--	55,097
Lewis E. Holland (8)	51,000	6,597	--	57,597
Virginia B. Wetherell (9)	45,000	6,597	--	51,597

(1)	Directors are paid according to the following fee schedule:

Types of Compensation	Amount
Board Retainer

$40,000 annually (payable in equal quarterly installments) and restricted stock having a value of $30,000 as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period

Board Meeting Fees	None
Committee Meeting Fees	$1,000 per meeting when not held in conjunction with regularly scheduled board meetings
Service Fees:
Presiding Director	$5,000 annually (payable in equal quarterly installments, effective August 8, 2007); ($10,000 annually prior to August 8, 2007)
Audit Committee Chair	$10,000 annually (payable in equal quarterly installments)
Audit Committee Member	$ 5,000 annually (payable in equal quarterly installments)
Other Committee Chair	$ 5,000 annually (payable in equal quarterly installments)
Other Committee Member	$ 2,500 annually (payable in equal quarterly installments)

Prior to May 15, 2006 non-employee directors received certain stock option awards. That plan expired May 15, 2006. To replace the benefits under the expired plan, non-employee directors received additional cash compensation of $20,000 at the time of the 2006 Annual Stockholders meeting.

(2)

Amounts in the Stock Awards column represent the compensation cost recognized by us in fiscal year 2008 related to restricted stock grants in accordance with SFAS No. 123R. See Note 10 to the our audited financial statements as filed in the 2008 Annual Report of Form 10-K, which sets forth the material assumptions used in determining the compensation cost to us with respect to such awards. The grant date fair market value computed in accordance with FAS 123R for the Stock Awards to non-employee directors in fiscal year 2008 was $30,000. As of June 30, 2008, each of our non-employee directors had 1,782 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(3)	Mr. Bryan earned $2,500 as a member of the Compensation Committee and $5,000 as chair of the Nominating and Corporate Governance Committee.
(4)	Includes the increase in value of $1,102 from June 30, 2007 to October 16, 2007 (the date the plan was terminated) on 485.44 shares of phantom stock that were awarded on July 1, 2002.
(5)	Mr. Cavaney earned $6,000 as a member of the Audit Committee and $5,000 as chair of the Compensation Committee.
(6)	Mr. Ferraro earned $5,000 as Presiding Director.
(7)	Ms. Buckman Gibson earned $6,000 as a member of the Audit Committee and $2,500 as a member of the Nominating and Corporate Governance Committee.
(8)	Mr. Holland earned $11,000 as chair of the Audit Committee.
(9)	Ms. Wetherell earned $2,500 as a member of the Compensation Committee and $2,500 as a member of the Nominating and Corporate Governance Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal year 2008 consisted of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Ms. Virginia Wetherell and Mr. Lewis E. Holland who joined the Compensation Committee effective May 1, 2008, all of whom were independent directors. No executive officer serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. No director who also serves as an executive officer participated in deliberations regarding his own compensation.

EQUITY COMPENSATION PLAN INFORMATION (1)

(as of June 30, 2008)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by stockholders (2)	1,964,788	(3)	10.55	2,827,934	(4)
Equity Compensation Plans not approved by stockholders (5)	451,200	(6)	3.91	457,668	(7)
Total	2,415,988		9.31	3,285,602

(1)

Grants of equity-based awards to named executive officers and directors under the plans listed in this Equity Compensation Plan Information are described more fully in the Compensation Discussion and Analysis section above and accompanying tables and under the heading “How are our directors compensated?”

(2)	Buckeye stockholders approved both the 1995 Incentive and Non-Qualified Stock Option Plan and the 1995 Management Stock Option Plan.
(3)	1,764,151 shares were subject to outstanding options issued under the 1995 stock option plans and the 2007 Omnibus Plan and 200,637 restricted stock shares are outstanding under the 2007 Omnibus Plan.
(4)	Shares reserved for issuances under the 2007 Omnibus Plan.
(5)

The Formula Plan and the Restricted Stock Plan were approved by the unaffected members of the Board. A narrative description of the material terms of Buckeye’s Formula Plan appears under the “Amended and Restated Formula Plan for Non-Employee Directors” above. A narrative description of the material terms of Buckeye’s Restricted Stock Plan appear under “Long-Term Incentive Compensation-Restricted Stock Plan” in the Compensation Discussion and Analysis section above.

(6)	190,000 shares were subject to outstanding options issued under the Formula Plan and 261,200 shares outstanding under the Restricted Stock Plan.
(7)	Shares reserved for issuance under the Restricted Stock Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of Buckeye. To our knowledge, based solely on review of the copies of such reports furnished to Buckeye and representations by certain reporting persons, all of our officers, directors and greater than 10% beneficial owners made all filings required in a timely manner.

* * * * *

The Board knows of no matters other than those discussed in this Proxy Statement which will be presented at the 2008 annual meeting of stockholders. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

Upon the written request of any record holder, any beneficial owner of common stock entitled to vote at the annual meeting or any other interested party, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended June 30, 2008. Requests should be directed to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attn: Corporate Secretary (901) 320-8125.

BY ORDER OF THE BOARD

Sheila Jordan Cunningham

Senior Vice President,

General Counsel and Corporate Secretary

Memphis, Tennessee

September 25, 2008

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Buckeye Technologies Inc. Annual Meeting of Stockholders November 5, 2008 5:00 p.m. Central Time

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P R O X Y

PROXY

Buckeye Technologies Inc.

P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned appoints each of Sheila Jordan Cunningham and Steven G. Dean, or either of them, with full power of substitution and revocation as Proxy to vote all shares of stock standing in my name on the books of Buckeye Technologies Inc. (the “Company”) at the close of business on September 12, 2008, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 1001 Tillman Street, Memphis, Tennessee, on November 5, 2008, at 5:00 p.m., Central Time, and at any and all adjournments, upon the matters set forth in the Notice of the meeting. The Proxy is further authorized to vote in her or his discretion as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

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